EXHIBIT 10.2(b)
FIRST TENNESSEE NATIONAL CORPORATION
1992 RESTRICTED STOCK INCENTIVE PLAN
(As Restated for Amendments through December 15, 2008)
     1. Purpose. The purpose of the First Tennessee National Corporation 1992 Restricted Stock Incentive Plan (the “Plan”) is to advance the interests of First Tennessee National Corporation and any successor thereto (the “Company”) by awarding restricted shares of the common capital stock of First Tennessee National Corporation, par value $0.625 per share (“Common Stock”), to certain officers and other key executives of the Company and its subsidiaries who make exceptional contributions to the Company by their ability, loyalty, industry, and innovativeness and by making automatic, nondiscretionary grants of restricted shares to non-employee Directors. The Company intends that the Plan will closely associate the interests of officers and key executives and Directors with those of the Company’s shareholders and will facilitate securing, retaining, and motivating officers and key executives and Directors of high caliber and potential.
     2. Administration. The Plan shall be administered by the Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. No person shall be appointed to the Committee (a) who is (or has been during the one year period prior to such appointment) eligible to receive an award under the Plan (except as specifically provided under Section 4(b) for non-employee Directors) or any other similar plan of the Company; or (b) who has received an award under the Plan (except for an award under section 4(b)) if, at the time of such appointment, any restriction on the transferability of the shares so awarded remains in effect or remained in effect at any time during the one-year period immediately prior to such appointment. The Committee shall have full and final authority in its discretion to interpret conclusively the provisions of the Plan; to decide all questions of fact arising in its application; to determine the employees to whom awards shall be made under the Plan; to determine the award to be made and the amount, size, terms and restrictions of each such award; to determine the time when awards will be granted; and to make all other determinations necessary or advisable for the administration of the Plan other than determinations required in connection with awards granted under Section 4(b), except to the extent permitted under Rule 16b-3 of the Securities and Exchange Commission (“SEC”).
     3. Shares Subject to Plan. The shares issued under the Plan shall not exceed in the aggregate 1,320,000 shares of Common Stock. Such shares shall be authorized and unissued shares. Any shares which are awarded hereunder and subsequently forfeited shall again be available under the Plan.
4. Participants.
(a) Persons eligible to participate in the Plan and receive awards under Section 5 shall be limited to those officers and other key executives of the Company or any of its subsidiaries who, in the judgment of the Committee, make a significant impact upon the profitability of the Company through their decisions, actions and counsel. Members of the Board who are not also officers or employees of the Company or its subsidiaries shall not be eligible for selection or awards, except as specifically provided in Section 4(b).
(b) Each current Director of the Company on the effective date of the Plan who is not a salaried officer or employee of the Company or any of its subsidiaries (“non-employee Director”) shall receive an award of 6,000 shares of restricted Common Stock (“restricted shares”) on May 1, 1992 or the date required by Section 14 of the Plan, if later. Each new non-employee Director who becomes a Director after the effective date of the Plan shall receive an award of 6,000 restricted shares on the later of the date specified in the prior sentence or the first business day of the month following the date such person becomes a Director. Restricted shares granted under this Section 4(b) shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreement shall comply with and be subject to the following terms and conditions:
(1) Restrictions. Share awarded, and the right to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered during the restriction period specified herein. During the restriction period the non-employee Director shall have all other rights of a shareholder, including, but not limited to, the right to vote and receive dividends on such shares.
(2) Certificates. Each certificate evidencing restricted shares shall be deposited with the Company Treasurer, accompanied by a stock power in blank executed by the non-employee Director, and shall bear an appropriate restrictive legend.
(3) Forfeiture. In the event that the non-employee Director’s directorship terminates for any reason other than death, disability (defined as a total and permanent disability), retirement (which is defined as any termination not caused by death or disability, after the attainment of age 65 or ten years of service as a director of the Company), or a Change in Control (defined below) of the Company, all shares which at the time are restricted shares shall be forfeited to the Company. If a non-employee Director’s directorship ends as a result of death, disability, retirement, or a Change in Control, all restrictions shall lapse. A “Change in Control” of the Company shall have occurred when a person (other than the Company, a subsidiary of the Company, or an employee benefit or stock plan of the Company) or other entity, alone or together with its Affiliates and Associates (as those terms are used in the regulations under the Securities Exchange Act of 1934), becomes the beneficial owner of 20% or more of the general voting power of the Company.
(4) Lapse of Restrictions. Subject to the provisions of Section 4(b)(3), all restrictions shall lapse at the rate of ten percent (10%) per year on the month and day in each year following the year of grant corresponding to the day before the month and day on which the grant was made.
(5) Fair market value. Fair market value as of any date shall be the mean between the high and low sales prices at which shares of Company Common Stock were sold on the valuation day as quoted by NASDAQ or, if there were no sales on that date, then on the last day prior to the valuation day during which there were sales.
(6) Tax Election. The non-employee Director will enter into an agreement with the Company not to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended.
(7) Nontransferability. If required by the then current SEC Rule 16b-3 or any successor provision, then notwithstanding anything herein to the contrary, restricted shares acquired under this Section 4(b) of the Plan may not be sold for at least six months after acquisition, except in the case of the non-employee Director’s death or disability.
     5. Awards. The Committee shall make awards of shares of Common Stock to persons eligible under Section 4(a) in accordance with terms and conditions set forth in restricted stock agreements (the “Agreements”) executed by participants in such form and containing such terms and conditions (including those set forth below) consistent with the Plan as the Committee shall determine.

(a) Restriction Period. At the time of each award, the Committee shall determine the period during which the shares awarded shall be subject to the risks of forfeiture and other terms and conditions in the Agreements. The Committee may at any time accelerate the date of lapse of restrictions with respect to all or any part of the shares awarded to a participant.
(b) Certificates. Each certificate issued in respect of shares awarded to a participant shall be deposited with the Company, or its designee, together with a stock power executed in blank by the participant, and shall bear an appropriate legend disclosing the restrictions on transferability imposed on such shares by the Plan and the Agreements.
(c) Restrictions Upon Transfer. Shares awarded, and the right to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered during the restriction period applicable to such shares. During the restriction period the participant shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive dividends on such shares. If as a result of a stock dividend, stock split, recapitalization, or other adjustment in the stated capital of First Tennessee National Corporation, or as the result of a merger, consolidation, or other reorganization, the Common Stock is increased, reduced, or otherwise changed and by virtue thereof the recipient shall be entitled to new or additional or different shares, such shares shall be subject to the same terms, conditions, and restrictions as the original shares.
(d) Lapse of Restrictions. The Agreements shall specify the terms and conditions upon which any restrictions upon any shares awarded under the Plan shall lapse. Upon the lapse of such restrictions, certificates evidencing such shares of common stock without the foregoing restrictive legend shall be issued to the participant or his legal representative unless a valid deferral election has been made pursuant to Section 16 hereof, in which case certificates shall be issued as provided in Section 16. Each such new certificate shall bear such alternative legend as the Committee shall specify.
(e) Termination Prior to Lapse of Restrictions. In the event of the termination of a participant’s employment for any reason (except (i) death or (ii), if the Committee approves, retirement or total and permanent disability) prior to the lapse of Plan or Agreement restrictions, all shares subject to unlapsed restrictions shall be forfeited by such participant to the Company without payment of any consideration by the Company, and neither the participant nor any successors, heirs, assigns or personal representatives of such participant shall thereafter have any further rights or interest in such shares or certificates.
(f) Death, Disability or Retirement of Participant. Unless the Agreements provided otherwise, all restrictions imposed by this Plan and the Agreement shall lapse upon the death of the participant, or, if such lapsing is approved by the Committee. upon the total and permanent disability or retirement of the participant.
(g) Change in Control. Notwithstanding anything herein to the contrary (except for Section 4(b)(3), which is applicable solely to non-employee directors), all restrictions imposed by this Plan or any Agreement shall lapse immediately upon a Change in Control (as such term is defined in the following sentence). A “Change in Control” means the occurrence of any one of the following events:
     (i) individuals who, on January 21, 1997, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 21, 1997, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
     (ii) any “Person” (as defined under Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a change in control by virtue of any of the following acquisitions: (A) by the Company or any entity in which the Company directly or indirectly beneficially owns more than 50% of the voting securities or interests (a “Subsidiary”), (B) by an employee stock ownership or employee benefit plan or trust sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii));
     (iii) the shareholders of the Company approve a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
     (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

Computations required by paragraph (iii) shall be made on and as of the date of shareholder approval and shall be based on reasonable assumptions that will result in the lowest percentage obtainable.
     Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a change in control of the Company shall then occur.
     6. Supplemental Cash Payments. Agreements entered into in connection with awards under Section 5 may provide for the payment by the Company of supplemental cash payments to a participant at the end of the restriction period or periods relating to such restricted stock award. Supplemental cash payments shall be in such amounts and subject to such terms and conditions as shall be provided by the Committee at the time of grant; provided, however, in no event shall the amount of each payment exceed the fair market value of the shares with respect to which restrictions lapse at the time of such payment.
     7. Loans. The Committee may, in its discretion to further the purposes of the Plan, provide for cash loans to participants who receive awards under Section 5 in connection with all or part of any restricted stock award under the Plan. Any such loan shall be evidenced by loan agreements or other instruments in such form and containing such terms and conditions (including, without limitation, provisions for the forgiveness or acceleration of such loans or parts thereof) as the Committee shall prescribe from time to time.
     8. Rights to Terminate Employment. Nothing in the Plan or in any Agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment or to continue as a Director of the Company or affect any right which the Company may have to terminate the employment or directorship of such participant.
     9. Withholding. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to withhold from sums due the recipient, or to require the recipient to remit to the Company, any amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate for such shares. Whenever payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local withholding tax requirements imposed with respect to such payments.
     10. Non-Uniform Determinations. The Committee’s determinations under Sections 4(a) and 5 of the Plan (including, without limitation, determinations of the persons to receive awards, the form, amount and the timing of such awards, and the terms and provisions of such awards and the Agreements) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, regardless of whether such persons are similarly situated.
     11. Adjustments. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee shall appropriately adjust the number and class of shares which may be issued under the Plan and shall provide for corresponding equitable adjustments in shares previously awarded and still subject to restrictions hereunder. Notwithstanding anything herein to the contrary, if Committee action under this Section 11 with respect to awards under Section 4(b) of the Plan to non-

employee Directors would affect the status of a Director as a “disinterested person” under Rule 16b-3, then the first sentence of this Section 11 shall not apply to awards to non-Employee Directors under Section 4(b). For such awards under Section 4(b), any increase in the number of outstanding shares of common stock of the Company occurring through stock splits or stock dividends after the adoption of the Plan shall automatically be reflected proportionately (1) in the number and class of shares which may be issued under the Plan and (2) in shares previously awarded and still subject to restrictions hereunder. After any adjustment made pursuant to this Section, the number of shares subject to each outstanding award may be rounded down to the nearest whole number of shares or to the nearest fraction of a whole share specified by the Committee, all as the Committee may determine from time to time. The Committee may approve different rounding methods for different tranches of awards and for different sizes of awards within any single tranche.
     12. Amendment. The Committee may discontinue, suspend or amend the Plan at any time, except that without shareholder approval, the Committee may not materially (a) increase the maximum number of shares which may be issued under the Plan (other than increases pursuant to paragraph 11 hereof); (b) increase the benefits accruing to participants under the Plan; or (c) modify the requirements as to eligibility for participation in the Plan. Also, if required by the then current Rule 16b-3 or any successor provision, the Plan provisions contained in Section 4(b) regarding the automatic, non-discretionary grants to non-employee Directors shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, ERISA, or the rules thereunder. The termination, suspension or any modification or amendment of the Plan shall not, without the consent of a participant, affect a participant’s rights under an award granted prior thereto.
     13. Effect on Other Plans. Participation in the Plan shall not affect an employee’s eligibility to participate in any other benefit or incentive plan of the Company, and any awards made pursuant to the Plan shall not be used in determining the benefits provided under any other plan of the Company, unless specifically provided in such other plan.
     14. Duration of the Plan. The Plan shall become effective when it is approved by the shareholders of the Company. The Plan shall remain in effect until all shares awarded under the Plan are free of all restrictions imposed by the Plan and Agreements, but no award shall be made more than ten years after the date the Plan is approved by the shareholders of the Company. Notwithstanding anything herein to the contrary, Section 4(b) of the Plan shall not become effective until the first business day of the month following receipt by the Company of a no-action or interpretive letter from the staff of the SEC confirming that participation and an award under Section 4(b) will no affect the status of a director as a “disinterested person” under Rule 16b-3 or an opinion of counsel, which may be in-house counsel, to that effect.
     15. Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.
     16. Deferrals. Notwithstanding anything in this Plan to the contrary, the provisions of this Section 16 shall apply to all deferral elections made in compliance with this section. All participants who have received awards under Section 5 of the Plan, some or all of the restrictions on which have not lapsed as of December 15, 1998, and all persons who receive an award under Section 5 of the Plan after December 15, 1998 whose Agreement provides that the participant may elect to defer under the Plan with respect to such award are permitted to make deferral elections with respect to such awards of restricted stock by following the provisions of this Section 16.
(a) Participants who elect to defer must enter into an irrevocable deferral agreement, in the form approved by the Committee, which provides for the exchange of shares of restricted stock for restricted stock units (“RSU’s”), and the effective date (as defined below) of such deferral election must occur before restrictions are scheduled to lapse with respect to such shares of restricted stock, assuming accelerated performance criteria are met, and must be at least any minimum number of days before restrictions are scheduled to lapse that is required by the Committee.
(b) Participants must tender certificates for the shares of restricted stock with respect to which the deferral agreement is being entered into at the time the deferral agreement is tendered, if the shares are not held in book-entry format by the Corporation’s transfer agent. Participants agree to execute any form that may be required by the transfer agent with respect to book-entry or certificated shares.
(c) The effective date of the deferral election is the close of business on the business day on which the Manager of the Personnel Division, or her designee, receives the deferral election and, if the shares of restricted stock are not held in book-entry format, certificates for the shares of restricted stock with any properly completed and executed stock powers that may be requested by the Personnel Division.
(d) The participant must select a deferral period, which is a period of time that ends on any future date, not in any event to exceed actual retirement (whether normal or early) plus five years.
(e) Until the accelerated lapse date approved by the Committee, or if accelerated performance criteria are not met, until the date specified in the participant’s Agreement as the date on which restrictions on the Restricted Shares will lapse, RSU’s will remain subject to forfeiture in the same manner as Restricted Shares would have remained subject to forfeiture under the provisions of the Plan and related Agreement, except as is provided below in the event of death, disability, retirement, or other termination of employment, or Change in Control. In other words, RSU’s will be subject to restrictions identical to the restrictions on Restricted Shares, and restrictions on RSU’s will lapse, if at all, at the same time that restrictions on Restricted Shares would have lapsed had the participant not made a deferral election. If accelerated performance criteria have been met, then RSU’s will be fully vested and not subject to forfeiture.
(f) A participant’s deferral election must be for 100% percent of the shares of restricted stock with respect to which restrictions are scheduled to lapse if performance criteria are met for a performance period (generally 1/3 of the shares originally awarded). A participant may make a separate election for each of the three different accelerated performance criteria performance periods applicable to an award under the Plan, but any election must be for 100 percent of the shares with respect to which restrictions may lapse if performance criteria are met.
(g) For each participant electing to defer, upon the effective date of the deferral a deferral account will be established by the Corporation, consisting of a subaccount reflecting RSU’s and, unless a participant has elected to receive earnings attributable to RSU’s currently, and not on a deferred basis, pursuant to subsection 16(l), a subaccount representing cash equal to the earnings credited to the account with respect to the dividend equivalents and interest thereon. The participant’s RSU subaccount will be credited with RSU’s, based on the number of shares of restricted stock exchanged by the participant pursuant to the participant’s deferral election, with each RSU being equivalent to one share of the Corporation’s common stock. Additional RSU’s will be credited to the participant’s RSU subaccount at the time of the payment of any stock split or stock dividend on the Corporation’s common stock in accordance with subsection (h) herein.
(h) Any stock split and stock dividend that is declared with respect to the Corporation’s common stock having a payment date that occurs on or after the Effective Date and before the deferral period has terminated will result in a corresponding stock split or stock dividend being made with respect to the RSU’s in Participant’s deferral account with the result that Participant will be issued that number of shares of the Corporation’s common stock at the termination of the deferral period that Participant would have owned had he or she received shares of restricted stock, without restriction, at the time of the lapsing of restrictions on the restricted stock had Participant not entered into this Agreement and had Participant then maintained ownership of such common stock through the payment date of the stock dividend or stock split.
(i) Earnings will be credited to the participant’s cash subaccount and accrued on the RSU’s as follows: on each date on which the Corporation pays a dividend on its shares of common stock, an amount equal to such dividend will be credited to the participant’s account with respect to each RSU. Then, as of January 1st of each year, an additional amount will be credited to the participant’s account to reflect earnings on the dividend equivalents from the time they were credited to the account for the prior plan year. The rate of earnings credited for the year will be the rate disclosed under the caption “Annualized Ten Year Treasury Rate” in the Federal Reserve Statistical Release in January of the year following the year with respect to which earnings are to be credited, and the amount will be computed by multiplying the dividend equivalent by the rate by a factor representing the fraction of the year (e.g., 100% for a January 1st dividend equivalent, 75% for an April 1st dividend equivalent, 50% for a July 1st dividend equivalent, and 25% for a October 1 dividend equivalent) remaining after the dividend equivalent was credited to the participant’s account. Interest will compound as follows: for any cash credited to the account that existed on the first day of the prior plan year (excluding any dividend equivalent that is credited to the account on such day), earnings will be credited in an amount equal to the amount of such cash multiplied by the applicable ten year treasury rate factor. For the portion of the year in which a distribution from the deferral account is made to the participant, earnings will be credited on any cash credited to the account during such year from the time such cash is credited through the date of distribution at the rate employed for the previous year.
(j) Payment from the participant’s deferral account will be made in a single lump sum, computed as follows: with respect to the participant’s RSU subaccount, one share of the Corporation’s common stock will be paid to the participant for each RSU credited to such subaccount, and with respect to the participant’s cash subaccount, cash in the amount credited to such subaccount will be paid to the participant.
(k) Payment from the participant’s deferral account will be made to the participant (or, in the event of the participant’s death, his or her beneficiary) only at the following times: (1) if restrictions on the RSU’s have already lapsed at the time payment is scheduled to be made, then on the earliest to occur of the following dates: the date selected by the participant, the date of a Change in Control as defined in the Plan, or a date selected by the Corporation following the participant’s death, disability, or termination of employment for any reason other than normal or early retirement that is no later than the last day of the month following the month in which there occurs the death, disability, or termination of employment of the participant for any reason other than normal or early retirement, or (2) if restrictions on the RSU’s have not lapsed at the time payment is otherwise scheduled to be made and subject to the last two sentences of this subsection 16(k), then on the earliest to occur of the following dates: (i) the later of the date selected by the participant or the date restrictions on the RSU’s lapse, if the shares have not been forfeited before such lapse date, (ii) the date of a Change in Control as defined in the Plan, or (iii) a date selected by the Corporation following the participant’s death, or if the Committee approves, the participant’s retirement or disability that is no later than the last day of the month following the month in which there occurs the death or, if the Committee has approved, the disability or retirement of the participant. The RSU’s and any right to receive Restricted Shares without restrictions will be forfeited by the participant if there occurs a termination of the participant’s employment prior to the lapsing of restrictions on RSU’s or if the participant becomes disabled or retires prior to a lapsing of restrictions on RSU’s and the Committee has not acted to approve payment to the participant in the event of disability or retirement. Notwithstanding a forfeiture of RSU’s, the balance in participant’s cash subaccount within participant’s deferral account will be paid to participant immediately following the occurrence of such a forfeiture.
(l) A participant is permitted to elect to receive earnings attributable to the participant’s RSU subaccount currently, and not on a deferred basis, by indicating such an election on the participant’s irrevocable deferred agreement. If such an election is made, the participant will receive in cash on each date on which the Corporation pays a dividend on its shares of common stock an amount equal to such dividend with respect to each RSU in the participant’s RSU account. Such payment will be made in lieu of crediting any amount to participant’s cash subaccount pursuant to subsection 16(i) and such participant’s cash subaccount will be deemed to be “zero” for all purposes of the Plan.
17. 2007 Plan Amendment.
(a) Notwithstanding any provision in the Plan to the contrary, any deferral elections may be made under Section 16 of the Plan only if approved by the Committee or such officers of the Company to whom such approval authority has been delegated. The right to approve any deferral elections may be withheld in the sole and absolute discretion of the Committee or its delegatee.
(b) Notwithstanding any provision in the Plan to the contrary, any deferral elections under Section 16, any supplemental cash payments under Section 6 and any loans under Section 7 may be made subject to such terms and conditions that the Committee or its delegatee may impose in their sole and absolute discretion, specifically including, but not limited to, any terms or conditions necessary in order for such deferral election, supplemental cash payments or loans to comply with Section 409A of the Internal Revenue Code.
(c) This Amendment shall take effect as of January 1, 2008, and shall apply to all awards that were outstanding on such date or made thereafter; provided, however, this Amendment shall not apply to any restricted stock units outstanding on January 1, 2008, if the deferral election was made before October 3, 2004, and if the restricted stock units were issued effective upon the lapse of vesting conditions no later than December 31, 2004.